Exhibit 3.4

Ross Stores, Inc.
Amendments to Bylaws to Implement Majority Voting in Uncontested Elections
(Adopted January 23, 2013)

[Added provisions are underlined.]

Article I – Stockholders

     Section 9. Proxies and Voting. ~~All~~ In an election of directors that is not contested, only those nominees who receive a majority approval vote shall be elected. All other elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or by an express provision of these Bylaws, all other matters shall be determined by a majority of the votes cast affirmatively or negatively; provided, however, that proposals relating to employee or director compensation or compensation plans may, in the discretion of the Board of Directors, require such greater affirmative vote as is specified in a resolution adopted by the Board of Directors. For purposes of this Section, the meaning of “majority approval vote” and “not contested” shall be as provided in Article II, Section 13 below.

Article II – Board of Directors

     Section 1. Number and Term of Office. The number of directors shall initially be nine and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Until the 2014 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2014 annual meeting of stockholders, the term of office of the second class to expire at the 2012 annual meeting of stockholders and the term of office of the third class to expire at the 2013 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2012, directors shall be elected to succeed those directors whose terms expire, for a one-year term of office, to expire at the next annual meeting of stockholders after their election. Beginning with the 2014 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders, for a one-year term of office, to expire at the next annual meeting of stockholders after their election, and the Board of Directors will no longer be divided into classes. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation or removal of any director. Any ~~nominee~~ incumbent director who stands for ~~election~~ reelection as a director and who does not receive a majority approval vote (as defined in Section 13 below) shall promptly tender an offer of resignation in accordance with Section 13 below.

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     Section 13. Majority Approval Vote in Director Elections; Required Offer of Resignation. Any incumbent director who was a nominee at a stockholder meeting and who did not receive a majority approval vote, shall tender to the Board of Directors his or her offer of resignation for consideration by the Board of Directors. Such offer of resignation shall be tendered within 14 days following the certification of the stockholder vote for the respective election of directors. For purposes of this Section, (i) “majority approval vote” means that the number of votes cast by stockholders “for” a nominee for director exceeds the sum of the number of votes cast “against” or to “withhold approval” for such nominee, in an election that is not contested, and (ii) an election is “not contested” if the number of nominees is not greater than the number of directors to be elected at the particular stockholder meeting.

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     Within 60 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee (or such other committee of the Board of Directors as is otherwise designated by the Board of Directors) shall recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken with respect to such offer of resignation, in regard to any incumbent directors who failed to receive a majority approval vote in an election that was not contested. In determining whether or not to recommend that the Board of Directors accept any offer of resignation, the reviewing committee shall be entitled to consider all factors believed relevant by such committee’s members, including such factors and guidelines, if any, as may be set forth in the Corporation’s Corporate Governance Guidelines or other relevant policies that are then in effect.

     The Board of Directors shall act on the recommendation of the Nominating and Corporate Governance Committee (or other committee) within 90 days following certification of the stockholder vote. In determining whether or not to accept any resignation offer, or whether other action should be taken with respect to such offer of resignation, the Board of Directors shall consider the factors considered by the recommending committee, and any additional information and factors that the Board of Directors believes to be relevant. The Board of Directors shall, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

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